UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 5, 2017

UNISYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8729	38-0387840
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Lakeview Drive, Suite 100 Blue Bell, Pennsylvania 19422
(Address of principal executive offices) (Zip Code)

(215) 986-4011
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On October 5, 2017, Unisys Corporation (the “Company” and together with its subsidiaries, “Unisys”) entered into a new revolving credit facility (the “Credit Agreement”) providing for loans and letters of credit up to an aggregate amount of $125.0 million. The Credit Agreement includes an accordion feature allowing for an increase in the amount of the facility up to $150.0 million. Availability under the credit facility is subject to a borrowing base calculated by reference to the Company’s receivables. The Credit Agreement expires October 5, 2022, subject to a springing maturity (i) on the date that is ninety-one (91) days prior to the maturity date of the Company’s convertible notes due 2021 unless, on such date, certain conditions are met; or (ii) on the date that is sixty (60) days prior to the maturity date of the Company’s secured notes due 2022 unless, by such date, such secured notes have not been redeemed or refinanced.
The credit facility is guaranteed by Unisys Holding Corporation, Unisys NPL, Inc., Unisys AP Investment Company I and any future material domestic subsidiaries. The facility is secured by the assets of the Company and the subsidiary guarantors, other than certain excluded assets, under a security agreement (the “Security Agreement”) entered into by the Company and the subsidiary guarantors in favor of JPMorgan Chase Bank, N.A., as agent for the lenders under the new credit facility (the “Agent”).
The Company is required to maintain a minimum fixed charge coverage ratio if the availability under the credit facility falls below the greater of 10% of the lenders’ commitments under the facility and $15 million.
The Credit Agreement contains customary representations and warranties, including that there has been no material adverse change in the Company’s business, properties, operations or financial condition. The Credit Agreement includes limitations on the ability of the Company and its subsidiaries to, among other things, incur other debt or liens, dispose of assets and make acquisitions, loans and investments, repurchase its equity, and prepay other debt. Events of default include non-payment, failure to comply with covenants, materially incorrect representations and warranties, change of control and default under other debt aggregating at least $50.0 million.
In connection with the credit facility, a new intercreditor agreement (the “Intercreditor Agreement”) was entered into among the Agent, the Collateral Trustee under the Company’s secured notes due 2022, and the Company and the subsidiary guarantors, establishing the relative lien priorities with respect to the collateral and certain other matters.
The foregoing description of the credit facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, the Security Agreement and the Intercreditor Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
In connection with the new credit facility described in Item 1.01, the Company’s existing Credit Agreement dated June 23, 2011, as amended, was terminated and all liens in connection therewith were released. In addition, the Intercreditor Agreement dated as of April 17, 2017 among the Collateral Trustee under the Company’s secured notes due 2022, the Agent under the existing Credit Agreement, and the Company and the subsidiary guarantors, was terminated.
Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement dated as of October 5, 2017 by and among Unisys Corporation, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
10.2
Security Agreement dated as of October 5, 2017 by Unisys Corporation, Unisys Holding Corporation, Unisys NPL, Inc., and Unisys AP Investment Company I in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

10.3
Intercreditor Agreement dated as of October 5, 2017 by and among JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Collateral Trustee, and Unisys Corporation, Unisys Holding Corporation, Unisys NPL, Inc., and Unisys AP Investment Company I.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of October 5, 2017 by and among Unisys Corporation, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2
Security Agreement dated as of October 5, 2017 by Unisys Corporation, Unisys Holding Corporation, Unisys NPL, Inc., and Unisys AP Investment Company I in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

10.3
Intercreditor Agreement dated as of October 5, 2017 by and among JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Collateral Trustee, and Unisys Corporation, Unisys Holding Corporation, Unisys NPL, Inc., and Unisys AP Investment Company I.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNISYS CORPORATION

Date: October 5, 2017	By:	/s/ Gerald P. Kenney
Gerald P. Kenney
Senior Vice President, General Counsel and Secretary